UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Dycom Industries, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DYCOM INDUSTRIES, INC.

SUPPLEMENT TO
DEFINITIVE PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

for the Annual Meeting of Shareholders to be held on
Tuesday, May 21, 2019

On April 11, 2019, Dycom Industries, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 21, 2019 (the “Annual Meeting”).

The Company is providing this supplement (“Supplement”) solely to correct an inadvertent omission in the Proxy Statement regarding the biography of Anders Gustafsson, a member of the Board of Directors (the “Board”) of the Company and a director nominee for election to the Board at the Annual Meeting.

Mr. Gustafsson’s biography, which is included on page 9 of the Proxy Statement, did not state that he became a member of the Board of Directors of International Paper Company effective March 1, 2019. Prior to accepting that directorship, and prior to the Board’s decision to nominate Mr. Gustafsson for election to the Board at the Company’s Annual Meeting, Mr. Gustafsson informed the Company’s Chairman of the Board and its Chair of the Corporate Governance Committee of the Board of this new directorship in accordance with the Company’s Corporate Governance Guidelines.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement filed with the SEC on April 11, 2019. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 77 of the Proxy Statement for instructions on how to do so.

The date of this Supplement is April 26, 2019.